On May 21, 2004, the Fund held its Annual Meeting of Shareholders. The item for vote was the election of three Directors on the Board. A quorum of the shares outstanding was present, and the votes passed with a majority of those shares. The results were as follows:

Proposal - Election of Director

                                                                       SHARES
                                          SHARES                        WITH
                                           VOTED    PERCENTAGE OF     AUTHORITY  PERCENTAGE OF
NAME                                        FOR     SHARES VOTED      WITHHELD   SHARES VOTED
------------------------------------     ---------  ------------      ---------  ------------
R. Joseph Dougherty (common vote)        8,152,652          83.2%       133,876           1.4%
R. Joseph Dougherty (preferred vote)         1,200         100.0%             0           0.0%
James F. Leary (common vote)             8,153,425          83.2%       133,102           1.4%
Bryan A. Ward (preferred vote)               1,200         100.0%             0           0.0%